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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                    Qwest Communications International Inc.
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                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   [ ]  Fee paid previously with preliminary materials.
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        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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         In connection with its 2002 Annual Meeting of Shareowners, Qwest
Communications International Inc. (the "Company") has retained DF King & Co., Inc. to act as proxy solicitor for a cost of $22,000.00 plus expenses. The Company may retain other persons or firms to assist in the proxy solicitation.

         On or about May 13, 2002, the Company expects to commence mailing copies of the attached letters to certain of its shareowners.
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                                  [QWEST LOGO]


May 10, 2002



Dear Fellow Qwest Shareowner:

Qwest's Board of Directors and management recommend you vote AGAINST two proposals (Items 2 and 3) at our June 4 annual shareowners' meeting. We believe these proposals are not in the best interests of our shareowners. As detailed in the proxy statement we mailed to you, one proposal could limit our ability to hire new executives and the other could change our compensation measures.

WE RECOMMEND YOU VOTE AGAINST ITEMS 2 AND 3 ON THE PROXY CARD.

These proposals are supported by a group that claims to represent our retirees (called "Association of US West Retirees"). We believe this group includes less than a quarter of all our retirees -- and maybe significantly less. In addition, both proposals have already been considered by our shareowners and were overwhelmingly rejected at last year's annual meeting.

VOTE AGAINST THE PROPOSAL THAT COULD LIMIT OUR ABILITY TO HIRE NEW EXECUTIVES (AGAINST ITEM 2):

We believe requiring advance shareowner approval of all future or renewed severance agreements is impractical because, as described in our proxy statement, we believe:

     o IT LIMITS OUR FLEXIBILITY: It would limit our flexibility and would make it prohibitively difficult to negotiate key provisions of employment agreements with our executives

     o IT CAUSES A COMPETITIVE DISADVANTAGE: It could put Qwest at a competitive disadvantage relative to our peer companies when it comes to recruiting and retaining talented executives.

     o OUR CURRENT ARRANGEMENTS ARE REASONABLE: We believe an advance shareholder approval requirement is unnecessary at Qwest. The severance arrangements that we currently have in place with our executives have been approved by a committee of non-employee directors and are smaller than those in place at many companies.

VOTE AGAINST THE PROPOSAL THAT COULD CHANGE OUR COMPENSATION MEASURES (AGAINST ITEM #3):

We believe it is not in our shareowners' best interest to support the proposal because, as we described in our proxy statement, we believe:

     o THE CURRENT SYSTEM WORKS: We believe our pay-for-performance compensation system works. We recognize that, along with the rest of the telecommunications industry, our Company has underperformed the market. Accordingly, we have not paid our executives their target quarterly bonuses since the second quarter of 2001.
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     o   MOST INCENTIVE COMPENSATION IS STOCK-BASED; NOT AFFECTED BY PENSION
         CREDITS: The proposal requests our Board to disregard some forms of income, including "pension credits," when calculating any bonuses that may be paid to our executives. However, the bulk of Qwest's incentive compensation program is stock-based; cash bonuses are a relatively small component. Pension credits do not affect the level of our stock option or equity grants.

     o   PENSION CREDITS ARE NOT SIGNIFICANT IN DETERMINING COMPENSATION:
         Pension credits do not contribute significantly to the measurements that we use to determine performance-based compensation for our executives. In determining cash bonuses, we look to a variety of performance measures to determine the amount for each executive, including division or unit performance, individual performance and company performance relative to internal targets for revenue, EBITDA (earnings before interest, taxes, depreciation and amortization) and cash flow. In 2001, pension credits increased Qwest's EBITDA by just 4.9%, and had no effect on the other measures of our performance.

     o   CHANGING OUR COMPENSATION MEASURES WOULD RESULT IN INCONSISTENT
         MEASURES: We believe it is better to determine performance-based compensation on the basis of the same financial and operating results that we report to shareowners and that are used by the investment community as indicators of economic and shareowner value.

Shareowners voted overwhelmingly to reject these proposals at last year's annual meeting, and for the reasons discussed in our proxy statement, we believe that you should do so again this year. We look forward to your continued support.

Sincerely,


/s/ JOSEPH P. NACCHIO

Joseph P. Nacchio
Chairman and Chief Executive Officer

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                                  [QWEST LOGO]


May 14, 2002




Dear Fellow Qwest Shareowner:

Our company's annual meeting is scheduled for Tuesday, June 4th. At the meeting, we are scheduled to elect five directors to our Board of Directors and vote on two shareowner proposals. The proxy statement that we previously mailed to you describes these matters.

PLEASE VOTE BY MAIL, PHONE OR INTERNET. If you have not already voted, we urge you to vote by returning your completed, dated and signed proxy card today. You may also cast your vote by telephone or the Internet by following the instructions that were printed on the proxy card and included with the proxy statement. For your convenience, we have included with this letter another proxy card or voting instruction form and a return envelope.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

     o   FOR THE ELECTION OF THE DIRECTOR NOMINEES (FOR ITEM 1)

     o   AGAINST EACH OF THE SHAREOWNER PROPOSALS (AGAINST ITEMS 2 AND 3)

Thank you for taking an interest in our company, and we look forward to your continued support.

Sincerely,


/s/ JOSEPH P. NACCHIO

Joseph P. Nacchio
Chairman and Chief Executive Officer